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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

              New England Bancshares, Inc. Reports Earnings for the
                  Three and Twelve Months Ended March 31, 2006

ENFIELD, CT, May 5, 2006 - New England Bancshares,  Inc. (the "Company") (Nasdaq
NM: NEBS), the holding company for Enfield Federal Savings and Loan Association (the "Bank"), reported net income for the quarter ended March 31, 2006 of $313,000, or $0.06 per diluted share as compared to $331,000, or $0.06 per diluted share, reported for the same quarter a year ago. Net income for the year ended March 31, 2006 was $1.3 million, or $0.26 per diluted share as compared to $1.2 million, or $0.23 per diluted share, for the prior year period.

NET INTEREST INCOME IMPROVES OVER PRIOR YEAR
Net interest and dividend income for the three and twelve months ended March 31, 2006 increased by $356,000 and $914,000, respectively. The increase for the quarter and years were primarily due to increases in interest earning assets of $40.6 million and $22.0 million, respectively. The Company's net interest margin for the quarter and year ended March 31, 2006 was 3.91% and 3.87%, respectively, compared to 4.01% and 3.82% in the year earlier periods.

TOTAL ASSETS AND DEPOSITS GROW
At March 31, 2006, total assets were $257.8 million, an increase of $44.6 million from March 31, 2005. The increase in assets was caused primarily by the increase in net loans and $27.2 million in net proceeds received from the Company's second-step conversion, which were invested in federal funds sold at the end of the period. Net loans outstanding increased $15.6 million to $148.1 million at March 31, 2006 compared to March 31, 2005. The increase in loans was primarily due to an increase of $6.0 million in one-to four-family residential mortgage loans and a $15.3 million increase in commercial mortgage loans, partially offset by a $3.1 million decrease in construction loans, a $1.5 million decrease in commercial loans and a $771,000 decrease in multi-family loans. Total deposits were $169.0 million at March 31, 2006 and $163.0 million at March 31, 2005. The increase in deposits was due primarily to a $7.5 million increase in money market accounts, a $2.2 million increase in certificate of deposit accounts and a $2.3 million increase in checking accounts, partially offset by a $5.9 million decrease in savings accounts. Securities sold under agreements to repurchase increased $3.1 million from $4.2 million at March 31, 2005 to $7.3 million at March 31, 2006. Federal Home Loan Bank advances increased $6.0 million to $21.6 million at March 31, 2006 compared to $15.6 million at March 31, 2005. These borrowings were used to fund asset growth and to enhance the Company's interest rate risk profile.

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                                                                     Page 2 of 3

PROVISION FOR LOAN LOSS EXPENSE INCREASES DUE TO LOAN GROWTH
The provision for loan losses was $61,000 and $210,000 for the three and twelve months ended March 31, 2006, respectively, compared to $4,000 and $131,000 for the three and twelve months ended March 31, 2005. The increase in the provision for loan losses was due to the 11.7% increase in net loans from March 31, 2005 to March 31, 2006, particularly in commercial real estate loans, which carry a higher risk of default than one-to four-family residential mortgage loans, partially offset by a decrease in charge-offs.

ASSET QUALITY
The Company's asset quality remained favorable. Non-performing assets totaled $600,000 at March 31, 2006 compared to $464,000 at March 31, 2005. On April 7,
2006 the Company received a full principal and interest payoff for one customer relationship of $269,000 which was classified as non-performing at March 31, 2006. Charge-offs were $17,000 for the twelve months ended March 31, 2006, compared to $99,000 for the same period last year. The allowance for loan losses was 1.09% of total loans at March 31, 2006 compared to 1.07% of total loans at March 31, 2005.

OCCUPANCY, ADVERTISING AND PROFESSIONAL FEES IMPACT OTHER EXPENSES
Non-interest expense for the quarter ended March 31, 2006 was $2.0 million, an increase of $461,000, from $1.5 million for the same quarter a year ago. For the twelve months ended March 31, 2006 non-interest expense increased $730,000 to $6.8 million compared to $6.1 million for the year ago period. The increase in the three and twelve month periods reflect additional advertising, professional fees, and occupancy and equipment expense. The increase in occupancy expense for the quarter and year ended March 31, 2006 was due to the Company opening its eighth banking office and moving its headquarters and main retail office to a new state-of-the-art facility.

CONVERSION COMPLETED
On December 28, 2005, the Company completed its conversion, pursuant to which it converted into a fully publicly-held stock holding company. A total of 3,075,855 shares of common stock were sold in a stock offering at the price of $10.00 per share. In addition, a total of 2,270,728 shares were issued to existing minority shareholders of New England Bancshares, Inc., which represents an exchange ratio of 2.3683. Total shares outstanding after the stock offering and the exchange were 5,346,583 shares.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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New England  Bancshares,  Inc. is  headquartered  in Enfield,  Connecticut,  and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.

                               Statistical Summary
                             (unaudited) (dollars in
                        thousands, except per share data)

Income Statement Data                         Three Months        Twelve Months
                                             Ended March 31,     Ended March 31,
                                            ------    ------    ------    ------
                                             2006      2005      2006      2005
                                            ------    ------    ------    ------
Net interest and dividend income            $2,240    $1,884    $8,117    $7,203
Provision for loan losses                   $   61    $    4    $  210    $  131
Non-interest income                         $  251    $  194    $  835    $  805
Non-interest expense                        $1,992    $1,531    $6,789    $6,059
Net income                                  $  313    $  331    $1,309    $1,188
Earnings per share(1) :

   Basic                                    $ 0.06    $ 0.06    $ 0.27    $ 0.23
   Diluted                                  $ 0.06    $ 0.06    $ 0.26    $ 0.23

Dividend per share(1)                       $ 0.02        --    $ 0.08        --

Balance Sheet Data                              March 31, 2006    March 31, 2005
                                                --------------    --------------
Total assets                                        $257,799         $213,202
Total loans, net                                    $148,113         $132,557
Loan loss reserve                                   $  1,636         $  1,437
Total deposits                                      $169,044         $162,991
Repurchase agreements                               $  7,325         $  4,244
FHLB advances                                       $ 21,642         $ 15,620
Total equity                                        $ 56,821         $ 28,439
Book value per share(2)                             $  11.45         $  13.02


Key Ratios                                    Three Months      Twelve Months
                                             Ended March 31,    Ended March 31,
                                             ---------------    ---------------
                                              2006     2005     2006     2005
                                              ----     ----     ----     ----
Return on average assets                      0.50%    0.64%    0.57%    0.57%
Return on average equity                      2.23%    4.72%    3.63%    4.26%
Net interest margin                           3.91%    4.01%    3.87%    3.82%

(1) Earnings per share and dividends per share have been adjusted to reflect the shares issued in the second-step conversion that was completed on December 28, 2005.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $10.63 and $12.60 at March 31, 2006 and 2005, respectively.

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